The information in this preliminary prospectus supplement and the accompanying prospectus, relating to an effective registration statement under the Securities Act of 1933, as amended, is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-188246

SUBJECT TO COMPLETION, DATED JUNE 19, 2013

PROSPECTUS SUPPLEMENT

(to Prospectus dated April 30, 2013)

12,500,000 Ordinary Shares

We are offering 12,500,000 ordinary shares pursuant to this prospectus supplement and the accompanying prospectus. Our ordinary shares are traded on The NASDAQ Global Select Market under the symbol “HLSS.” The last reported sale price of our ordinary shares on June 18, 2013 was $24.37 per share.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 1,875,000 ordinary shares from us, at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $             and the total proceeds to us, before expenses, will be $            .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares to purchasers on or about June     , 2013.

Wells Fargo Securities	Barclays	BofA Merrill Lynch	J.P. Morgan

Keefe, Bruyette & Woods A Stifel Company	Piper Jaffray	Sterne Agee

Prospectus supplement dated June     , 2013

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement controls. Before you invest in our ordinary shares, you should carefully read this prospectus supplement, along with the accompanying prospectus, and the information contained in the documents referred to under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. In making an investment decision regarding the ordinary shares we are offering, you must rely on your own examination of our company and the terms of this offering, including the potential merits and risks involved. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our ordinary shares in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than its respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act.

These forward-looking statements include declarations regarding our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “intend,” “consider,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict” or “continue” or the negative of such terms or other comparable terminology. Such statements are not guarantees of future performance as they are subject to certain assumptions, inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, the following:

•

estimates regarding prepayment speeds, delinquency rates, servicing advances, amortization of mortgage servicing assets, custodial account balances, interest income, operating costs and other drivers of our results;

•	assumptions related to sources of liquidity, our ability to fund servicing advances and the adequacy of our financial resources;

•	our ability to obtain the necessary approvals and consents, which we refer to as the “Required Third Party Consents”, to become the named servicer of the mortgage servicing rights;

•	our ability to pay monthly dividends;

S-i

•

assumptions about the availability of additional portfolios of subprime and Alt-A mortgage servicing rights and our ability to acquire additional mortgage servicing assets from Ocwen Financial Corporation and its subsidiaries, or Ocwen, and others;

•	the performance of Ocwen as mortgage servicer and our ability to add new mortgage servicing assets on terms consistent with our business and economic model;

•	assumptions about the effectiveness of our hedging strategy;

•	expectations regarding incentive fees in our servicing contract and the stability of our gross servicing margin;

•	our competitive position;

•	the susceptibility of our mortgage servicing assets to fluctuations in valuation;

•	uncertainty related to future government regulation;

•	assumptions regarding the availability of refinancing options for subprime and Alt-A borrowers;

•	assumptions regarding our tax rate and decisions by taxing authorities;

•	general economic and market conditions; and

•	assumptions regarding the amount and timing of additional equity offerings.

All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those referenced under “Risk Factors” in this prospectus supplement and accompanying prospectus and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus supplement. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the risk factors described in Part I, Item 1A under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which we refer to as the “2012 10-K”, as well as in any document we may file with the SEC that is incorporated by reference herein, and the specific risk factors described in this prospectus supplement.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in our ordinary shares. As an investor, you should carefully read the entire prospectus supplement, the accompanying prospectus, as well as the documents incorporated by reference, especially the risks discussed under “Risk Factors” in this prospectus supplement and under the caption “Risk Factors” in our filings with the Securities and Exchange Commission, or SEC, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, incorporated by reference into this prospectus supplement. Unless otherwise stated, all references to “us,” “our,” “we,” the “Company,” “HLSS” and similar designations refer to Home Loan Servicing Solutions, Ltd. and its consolidated subsidiaries.

Unless otherwise stated, we have assumed that the underwriters’ option to purchase additional shares is not exercised.

About HLSS

We are a Cayman Islands exempted company that acquires mortgage servicing assets consisting of servicing advances, mortgage servicing rights, rights to mortgage servicing rights and other related assets. We launched our operations on March 5, 2012 using the proceeds from our initial public offering and a concurrent private placement with our founder and Chairman of our Board of Directors to acquire mortgage servicing assets related to a portfolio with $15.2 billion unpaid principal balance from Ocwen Loan Servicing, LLC, or Ocwen Loan Servicing. Prior to March 5, 2012, we were a development stage enterprise. We do not originate or purchase mortgage loans, and as a result we are not subject to the risk of loss related to the origination or ownership of mortgage loans. We engaged Ocwen Loan Servicing, a high quality residential mortgage loan servicer, to service the mortgage loans underlying our mortgage servicing assets and therefore have not and do not intend to develop our own mortgage servicing platform. We believe that in the first year of operations we accomplished our primary objective of delivering attractive and consistent risk-adjusted returns to our shareholders. Our target is to distribute at least 90% of our net income over time to our shareholders in the form of a monthly cash dividend.

Our business strategy is focused on acquiring servicing advances and mortgage servicing rights. In many cases, however, the transfer of legal ownership of mortgage servicing rights requires the prior approval or consent of various third parties, including rating agencies. If the seller from whom we have agreed to purchase mortgage servicing rights has not obtained the necessary approvals and consents to transfer legal ownership of the mortgage servicing rights to us, which we refer to as the “Required Third Party Consents”, we will instead seek to acquire the rights to receive the servicing fees that the current servicer is entitled to receive, which we refer to as the “Rights to MSRs” and associated servicing advances, and the current servicer will continue to service the mortgage loans and receive compensation from us for its servicing activities. Upon receipt of the Required Third Party Consents for transfer of all or a portion of the mortgage servicing rights, the seller is obligated to transfer legal ownership of the respective mortgage servicing rights to us without any additional payment. We do not believe that our business strategy or economic performance has been or will be materially affected by whether we directly own mortgage servicing rights or the related Rights to MSRs, and all of our acquisitions of mortgage servicing assets to date have been structured as acquisitions of Rights to MSRs and we have not received the Required Third Party Consents related to these Rights to MSRs. Although HLSS recently received a corporate credit rating, we have not yet received the consent of the various rating agencies and other Required Third Party Consents to the transfer of legal ownership of the mortgage servicing rights related to our Rights to MSRs. Based on our current dialogue with consent parties, our near term goal in pursuit of such consents is to establish an operating history that demonstrates a continued capability to perform the servicing requirements, specifically our obligation to fund servicing advances and to make principal and interest remittances in conformity with all requirements of the pooling and servicing agreements.

Our primary source of income prior to receiving the Required Third Party Consents is interest income on the Notes Receivable—Rights to MSRs. This interest income represents the amount of the servicing and other related fees collected by Ocwen on the underlying Rights to MSRs that we have acquired, which we refer to as the “Acquired Mortgage Servicing Rights”, less any amounts due to Ocwen Loan Servicing for its services under the master servicing rights purchase agreement between Ocwen Loan Servicing, and HLSS Holdings, LLC, our wholly owned subsidiary, which we refer to as the “Purchase Agreement”, and the amount of amortization of the Notes Receivable—Rights to MSRs. Upon receipt of each Required Third Party Consent related to an Acquired Mortgage Servicing Right, we will account for the Notes Receivable—Rights to MSRs balance related to such Acquired Mortgage Servicing Right as a mortgage servicing right and will begin recording servicing fee revenue related to the mortgage servicing right rather than interest income on the Notes Receivable-Rights to MSRs.

We have not and do not intend to develop our own mortgage servicing platform but instead will rely on high quality third-party residential mortgage loan servicers. Ocwen is a leader in the residential subprime and Alt-A mortgage servicing industry based on its historical servicing performance through a variety of real estate and economic cycles. With respect to any mortgage servicing rights that we have acquired from Ocwen Loan Servicing, prior to the transfer of legal ownership of such mortgage servicing rights to us, Ocwen Loan Servicing remains obligated to service the underlying mortgage loans and remits to us the servicing fees it collects in each month related to the Rights to MSRs (Ocwen Loan Servicing retains ancillary income such as late charges, modification fees, float income, etc.). Following the transfer of legal ownership of any mortgage servicing rights to us, Ocwen Loan Servicing will service the underlying mortgage loans on our behalf as subservicer, and we will receive the servicing fees (excluding any ancillary income). As compensation for its servicing and subservicing activities, Ocwen Loan Servicing receives from us a monthly base fee equal to 12% of such servicing fees collected. Ocwen Loan Servicing also earns a monthly performance-based incentive fee that fluctuates based on collections and servicing advance reduction criteria with respect to the underlying mortgage loans. We believe this arrangement aligns the interests of both companies. The method used to calculate the fees that we pay to Ocwen Loan Servicing under the Purchase Agreement with respect to the Rights to MSRs is the same as the method used to calculate the fees that we will pay to Ocwen Loan Servicing under a subservicing agreement with respect to any mortgage servicing rights, which we refer to as the “Subservicing Agreement” that we subsequently acquire. As a result, the compensation to be paid to Ocwen Loan Servicing will not vary based on whether Ocwen Loan Servicing or we hold legal title to the underlying mortgage servicing rights.

As of the date of this prospectus supplement, all of the Acquired Mortgage Servicing Rights are serviced by Ocwen Loan Servicing. The assets we have purchased from Ocwen Loan Servicing to date under the Purchase Agreement and related sale supplements have pertained solely to subprime and Alt-A loans and reflect the fact that the majority of the assets Ocwen owns pertain to servicing subprime and Alt-A loans. Additionally, the prepayment rate on subprime and Alt-A loans has demonstrated little correlation to interest rates in recent years which is a characteristic that we find attractive and which fits within our business strategy. We intend to continue to acquire assets pertaining to subprime and Alt-A mortgage loans that were originated prior to 2008. Given the low volume of originations of subprime and Alt-A loans since 2007, at some point in the future we may be unable to acquire sufficient similar assets which would likely cause us to return cash to shareholders in the form of increased dividends, a special dividend or share repurchases unless we are able to acquire sufficient other assets that meet our investing criteria. The effect of returning cash to our shareholders may be to reduce or eliminate our dividend which could cause us to reevaluate our long-term business strategy.

We anticipate future growth through subsequent acquisitions of mortgage servicing rights and the related servicing advances, which we refer to as the “Mortgage Servicing Assets”. As part of our strategy to acquire additional Mortgage Servicing Assets, we intend to purchase substantially all of the remaining mortgage servicing rights pertaining to subprime and Alt-A mortgage loans currently owned by Ocwen. As of March 31, 2013, Ocwen has rights to approximately $100 billion of unpaid principal balance of subprime and Alt-A mortgage loans. We believe that Ocwen perceives that it has benefited from the transfer of Rights to MSRs to us in connection with our previous acquisition transactions. Although we cannot guarantee that future acquisition transactions will occur, we also believe that Ocwen will benefit from such transactions and therefore will continue to sell Mortgage Servicing Assets to us in this manner which will allow us to maintain or grow the unpaid principal balance of our servicing portfolio. To date, we have acquired all of our Rights to MSRs from Ocwen Loan Servicing.

Now in our second year of operations, we continue to execute upon our chief objective which is to acquire mortgage servicing assets. During the second quarter of 2013, we completed our latest purchase of Rights to MSRs and related servicing advances from Ocwen Loan Servicing, which added $10.6 billion of unpaid principal balance to our servicing portfolio, and we currently hold the rights to service $101.0 billion of unpaid principal balance as of May 31, 2013.

We intend to continue to acquire additional mortgage servicing rights in two ways:

•

In order to remain fully invested and to offset the impact of prepayments in our servicing portfolio, we expect to continue to utilize cash flow from operations in excess of our dividend to purchase servicing assets that are similar to our current portfolio. We will refer to such transactions as flow transactions which we expect to take place at regular intervals. Certain terms of such flow transactions—including the servicing incentive fee and advance ratio targets—will vary from transaction to transaction. We expect to be able to maintain or moderately grow the size of our servicing portfolio over time through these transactions.

•

We may issue additional debt or equity in the form of ordinary shares to allow us to execute larger purchases of mortgage servicing assets. These follow-on purchases will be subject to market conditions and will likely require that additional advance financing capacity be arranged in advance or concurrent with each transaction.

As of March 31, 2013, we have made purchases of Rights to MSRs from Ocwen Loan Servicing related to approximately $98.6 billion of unpaid principal balance of mortgage loans. On March 5, 2012, we used the proceeds from our initial public offering, or IPO, and the concurrent private placement with our founder to acquire from Ocwen Loan Servicing Rights to MSRs with approximately $15.2 billion in unpaid principal balance. As part of this initial acquisition, we assumed a match funded servicing advance financing facility from Ocwen Loan Servicing, which we refer to as the “servicing advance facility.” On May 1, 2012, we used $25.6 million in cash generated from our operations and borrowed $77.9 million under the servicing advance facility to acquire from Ocwen Loan Servicing Rights to MSRs with approximately $2.9 billion in unpaid principal balance. On August 1, 2012, we used $20.1 million in cash generated from our operations and borrowed $56.1 million under the servicing advance facility to acquire from Ocwen Loan Servicing Rights to MSRs with approximately $2.1 billion in unpaid principal balance. On September 13, 2012, we used $197.8 million in proceeds from our offering of 16,387,500 newly issued ordinary shares at a price to the public of $15.25 per share (the “Follow On Offering”) and borrowed $590.4 million under the servicing advance facility to acquire from Ocwen Loan Servicing Rights to MSRs with approximately $21.2 billion in unpaid principal balance. On September 28, 2012, we used $34.9 million of the remaining net proceeds from the Follow On Offering and borrowed $207.5 million under the servicing advance facility to acquire from Ocwen Loan Servicing Rights to MSRs with approximately $6.7 billion in unpaid principal balance. On December 26, 2012, we used $407.2 million in proceeds from our offering of 25,300,000 newly issued ordinary shares at a price to the public of $19.00 per share and borrowed $1.462 billion under our servicing advance facility to acquire from Ocwen Loan Servicing Rights to MSRs with approximately $34.6 billion in unpaid principal balance. On March 13, 2013, we used $153 million in cash generated from our operations and we borrowed approximately $661 million under our servicing advance facility to acquire from Ocwen Loan Servicing Rights to MSRs with approximately $15.9 billion in unpaid principal balance. On May 21, 2013, we used $79 million in cash generated from our operations and borrowed approximately $346 million under our servicing advance facility to acquire from Ocwen Loan Servicing Rights to MSRs with approximately $10.6 billion in unpaid principal balance.

We were incorporated as an exempted company in the Cayman Islands which currently does not levy income taxes on individuals or companies. We expect to be treated as a passive foreign investment company, or “PFIC”, under U.S. federal income tax laws with respect to our investing activities. Although certain of our subsidiaries are engaged in management activities including the management of servicing advance receivables and are taxed as corporations for U.S. federal income tax purposes, we do not expect to be treated as engaged in a trade or business in the United States and thus do not expect to be subject to U.S. federal income taxation.

Our Business Model

Our business model is predicated on purchasing mortgage servicing rights, rights to fees and other income from servicing mortgage loans and associated servicing advances and engaging one or more high-quality residential mortgage loan servicers to service the pools of mortgage loans underlying our mortgage servicing rights. Acquiring Rights to MSRs results in the Company recording Notes Receivable—Rights to MSRs, match funded advances and match funded liabilities. We are entitled to collect the contractual servicing fees related to such Rights to MSRs which are typically 50 basis points annually of the unpaid principal balance of the related mortgage loans. Servicing fees collected are reduced by the portion of fees paid to Ocwen, and the retained fees are further reduced by the amortization of the Notes Receivable—Rights to MSRs to arrive at revenue or interest income from the Notes Receivable—Rights to MSRs. This source of revenue allows us to pay operating expenses and other expenses such as interest expense on the match funded liabilities, and the income that remains is expected to compensate our investors for their investment. These balances are expected to grow in the future in periods where we are acquiring additional Mortgage Servicing Assets. In periods when we are not acquiring additional Mortgage Servicing Assets, these balances would likely decrease as the underlying mortgage loans are repaid. We believe this unique strategy will result in attractive risk-adjusted returns for our shareholders that are not dependent on future asset appreciation. The key attributes of our business model are as follows:

Stable Income Stream.    We expect that our interest income from the Notes Receivable—Rights to MSRs will remain stable during the period before we receive the Required Third Party Consents related to the Acquired Mortgage Servicing Rights. Interest income from the Notes Receivable—Rights to MSRs is driven primarily by the gross servicing margin percentage, or retained fee, we have negotiated with Ocwen and will be offset by periodic amortization of the Notes Receivable—Rights to MSRs which we do not believe will experience significant valuation volatility. After we receive the Required Third Party Consents and become the legal owner of any of the Acquired Mortgage Servicing Rights, we expect the servicing fees we receive and the fee expenses we incur will result in a gross servicing margin percentage which will range from 32.5 to 16.5 basis points in accordance with a pre-determined schedule set forth in the applicable subservicing supplement related to the Acquired Mortgage Servicing Rights. Our primary costs other than fee expenses include interest expense and the amortization component of our Notes Receivable—Rights to MSRs. We hedge our liabilities against increases in interest rates and do not expect our mortgage servicing rights amortization will experience significant valuation volatility.

Stable Balance Sheet.    Servicing advances are our largest asset class and comprise 86.6% of our total assets as of March 31, 2013. Servicing advances are relatively low risk assets because they represent a first priority lien against the proceeds from the underlying mortgage loans and are recoverable from loan and pool level proceeds over a relatively short period of time. Advances relating to the Acquired Mortgage Servicing Rights were 3.8% of the unpaid principal balance of the mortgage loans serviced as of March 31, 2013 resulting in significant over collateralization and low credit risk. We expect the advance ratio on the mortgage loans to which we currently hold the Rights to MSRs to continue to decline over time.

Notes Receivable—Rights to MSRs relating to subprime and Alt-A mortgage loans are our second largest asset class and comprise 9.7% of our total assets as of March 31, 2013. Notes Receivable—Rights to MSRs are valued, in part, based on the expected life of the pool of mortgage loans underlying such Mortgage Servicing Assets. Prepayment speeds relating to subprime and Alt-A mortgage loans which comprise all of our Acquired Mortgage Servicing Rights, are relatively insensitive to interest rate fluctuations as the borrowers often do not have the ability to refinance their loans due to low credit scores or high loan to value ratios.

We recorded the Notes Receivable—Rights to MSRs at acquisition cost and amortize them using the prospective interest method of accounting. Under the prospective interest method, the principal amount at the end of each reporting period is adjusted to the estimated value of its future cash flows. We intend to hold the Mortgage Servicing Assets we acquire to maturity, and therefore we do not expect earnings volatility as a result of realized gains or losses that could result from secondary market asset sales.

Cash comprises approximately 1.5% of our total assets at March 31, 2013. At March 31, 2013, $322.6 million of our total maximum borrowing capacity remained unused. We maintain unused borrowing capacity for two reasons:

•	as a protection should advances increase due to increased delinquencies; and

•	to provide capacity for the acquisition of additional servicing rights.

The value of subprime and Alt-A mortgage servicing rights has historically demonstrated a low correlation with changes in interest rates; although, prime mortgage servicing rights have historically demonstrated a negative correlation to changes in interest rates. We do not own and do not intend to own performing prime mortgage servicing rights. We do not believe that the risk of increasing prepayments in a falling interest rate environment is as great as the opportunity for decreasing prepayments in a rising interest rate environment. This is because the availability of capital to refinance existing subprime and Alt-A mortgage loans has been severely constrained. Loan-to-value ratios for existing properties have materially increased, and as a result, many borrowers lack sufficient equity to cost effectively refinance. In addition, certain loan modification programs have reduced the applicable interest rate on mortgage loans to levels equal to or below the prevailing mortgage rates available to even the most creditworthy borrowers. The result has been that, despite a significant decrease in interest rates during this time period, relatively few mortgage loans have been refinanced. We believe low prepayment speeds will persist for the foreseeable future absent a severe economic downturn that would render a large number of borrowers unable to pay their mortgages or action by the Federal government to help borrowers with non-agency mortgages refinance.

While we expect our interest income and gross servicing margin to vary based on the unpaid principal balance of the mortgage loans underlying the Acquired Mortgage Servicing Rights, we do not expect our interest income or gross servicing margin percentage to vary as a result of changes in market interest rates due, in part, to our strategy of hedging the cost of our floating rate borrowings. Changes in prepayment speeds can, however, affect the unpaid principal balance of the mortgage loans underlying the Acquired Mortgage Servicing Rights which will impact future servicing fees received. Servicing advances do not earn interest and are self-liquidating over a short period of time.

Our Economic Model

Our primary source of revenue is the servicing fees we are entitled to receive with respect to the Acquired Mortgage Servicing Rights. Servicing fees are based on the unpaid principal balance of the mortgage loans serviced pursuant to each pooling and servicing agreement and are contractually set in these agreements. For current loans, the servicing fee is typically received in the same month that the principal and interest payments are paid. Servicing fees for delinquent loans are generally received as the related loan is brought current, modified, liquidated or charged off. We believe that the risk of a servicer not ultimately receiving the contractual servicing fees for delinquent loans is remote. We also earn other income representing fees for services that we provide to Ocwen under the Ocwen Professional Services Agreement.

Our expenses consist of fee expenses, interest expense on servicing advances, mortgage servicing rights amortization expense and administrative expenses. Our fee expenses are based on the amount of principal and interest collections on the mortgage loans underlying our Mortgage Servicing Assets. Amortization expense relates to reductions in the unpaid principal balance or “UPB” due to portfolio run-off. Interest expense is based on the amount of borrowing necessary to fund servicing advances and the applicable interest rate on those borrowings. We hedge the risk of increases in interest rates on our floating rate borrowings through fixed for floating interest rate swap agreements. Administrative expenses consist of salaries, wages, payroll taxes, benefits and general administrative costs related to being a public company.

Since advances are non-interest bearing and the interest expense to finance advances is one of our largest expenses, the performance based incentive fee in our Purchase Agreement with Ocwen provides for a reduction in the incentive fee payable in any month if the advance ratio exceeds a predetermined level for that month. If the advance ratio exceeds the predetermined level in any month, the performance based incentive fee payable for such month, if any, is reduced by 3.0%, 3.75%, 4.25% or 6.5% per annum of the amount of any such excess servicing advances. If we do not receive an amount equal to the retained fee in any given month, as expressed in terms of basis points of the average unpaid principal balance of the mortgage loans serviced, a shortfall in the retained fee is created. Ocwen Loan Servicing does not earn a performance based incentive fee for any month that there is such a shortfall, or in any subsequent month, until we have recovered the shortfall from amounts that would otherwise be available to pay future performance based incentive fees to Ocwen Loan Servicing.

The Market Opportunity

We believe that the current dynamics of the subprime and Alt-A mortgage servicing market have created a unique opportunity where there is the potential for a significant supply of mortgage servicing rights to be sold over the next several years. These dynamics include:

•

higher borrower delinquencies and defaults experienced over the last few years and increased regulatory oversight has led to substantially higher costs for mortgage servicers and negatively impacted their profitability;

•	regulatory changes resulting from the implementation of Basel III which will impose increased regulatory capital costs on depository institutions for owning mortgage servicing rights; and

•	our belief that subprime and Alt-A mortgage servicing has become less attractive to many mortgage servicers due to increasingly negative publicity and heightened government and regulatory scrutiny.

We believe that our business model is currently optimized to allow us to be highly competitive in the acquisition of Mortgage Servicing Assets for subprime and Alt-A mortgage loans from Ocwen due to our ability to access reliable and cost effective sources of advance financing, concentration of ownership of similar assets and cost structure. Should Ocwen’s cost of borrowing decline, we still believe that future transactions between HLSS and Ocwen will be beneficial to both companies.

We remain open to purchasing assets from third parties, such as banks, other financial institutions and independent mortgage servicers other than Ocwen, but given the large amount of servicing assets remaining at Ocwen, we do not view initiating purchases from other third parties as a near-term priority. Our ability to capitalize on such opportunities could require us to develop operating capabilities to manage other servicers. We believe that any such acquisition of mortgage servicing rights from a seller other than Ocwen would also require engaging a high quality servicer which may include the seller, to service the underlying mortgage loans. We may also seek to acquire other assets with characteristics similar to the Acquired Mortgage Servicing Rights including stable net asset value, low credit risk and attractive yield.

Competitive Strengths

We believe we are well positioned to continue to execute our business strategy based on the following competitive strengths:

Experienced Management Team with Extensive Knowledge of the Mortgage Servicing Industry.    We have an executive management team with extensive experience in the mortgage servicing industry. This experience includes evaluating and acquiring mortgage servicing rights, performing asset valuation analysis and financing mortgage servicing businesses through a variety of economic cycles. Key members of our executive management team also have experience in managing a public company in the mortgage servicing industry.

Focus on subprime and Alt-A mortgage loans.    Since the Mortgage Servicing Assets that we have acquired pertain to subprime and Alt-A loans, our asset mix is heavily weighted toward mortgage servicing advances which are the first amounts to be repaid from the collection of the underlying mortgage loans and, therefore, have relatively low valuation risk. The mortgage servicing rights component of our assets has a stable valuation history under our ownership because prepayment speeds for subprime and Alt-A loans historically have had a low correlation to changes in interest rates. We believe that our concentration in subprime and Alt-A related assets could result in a lower cost of capital than for competitors that own a mix of assets that includes mortgage servicing rights for prime loans where prepayment speeds historically have had a negative correlation to changes in interest rates.

Asset Acquisition and Evaluation Expertise.    We believe that our asset acquisition evaluation process which includes using proprietary historical data to project the performance of mortgage loans, and our executive management team’s experience and judgment in identifying, assessing, valuing and acquiring new Mortgage Servicing Assets provides us substantial benefits in pricing assets.

Relationship with Ocwen.    We intend to continue to capitalize on the servicing capabilities of Ocwen which we view as superior relative to other servicers in terms of cost, management experience, market penetration, financial stability, technology infrastructure and platform scalability. Ocwen will continue to service the mortgage loans underlying the acquired purchased assets during the period of time prior to the transfer of legal ownership to us of the Acquired Mortgage Servicing Rights. Thereafter, we intend to engage Ocwen to service on our behalf the mortgage loans underlying our Mortgage Servicing Assets and any additional Mortgage Servicing Assets that we may acquire from them in the future provided that the performance criteria specified in the Subservicing Agreement are met. We may also engage Ocwen to service mortgage loans underlying any mortgage servicing assets that we acquire from other third parties in the future, or we may retain other servicers to service such mortgage servicing rights.

Recent Developments

$350 million Senior Secured Term Loan Facility

Concurrently with this offering or shortly thereafter, Home Loan Servicing Solutions, Ltd. intends to enter into a senior secured term loan facility, which we refer to as the “Senior Credit Facility”, for an aggregate principal amount of up to $350 million of term loans. We expect to draw the full amount of the term loan on the closing date of the facility. JPMorgan Chase Bank, N.A., or JPMorgan, and Wells Fargo Securities, LLC are expected to act as joint lead arrangers and joint bookrunners for the Senior Credit Facility, and JPMorgan is expected to act as sole and exclusive administrative agent and collateral agent for the lenders and sole syndication agent for the Senior Credit Facility. We expect that the obligations of Home Loan Servicing Solutions, Ltd. as borrower under the Senior Credit Facility will be guaranteed by each of its existing and future direct and indirect wholly-owned subsidiaries and will be secured by a lien on certain of our assets. The maturity date of the Senior Credit Facility is expected to be the earlier to occur of seven years following the closing date or twelve months prior to the scheduled termination of our Subservicing Agreement with Ocwen. We expect that the Senior Credit Facility will be subject to quarterly amortization of principal (in equal installments), in an aggregate principal amount equal to 1.0% per annum of the original aggregate principal amount of the Senior Credit Facility. The Senior Credit Facility may contain certain negative covenants that could restrict our ability to, among other things, (i) incur, assume or guaranty indebtedness, (ii) make restricted payments, including dividends, or (iii) enter into certain acquisition or disposition transactions or certain fundamental changes. The terms and conditions of the Senior Credit Facility have not been finalized and are subject to entering into definitive documentation. There can be no assurance that the Senior Credit Facility will be entered into as anticipated and with terms favorable to us or at all. The closing of the Senior Credit Facility is not a condition to the closing of this offering.

We expect that the proceeds of the borrowings under the Senior Credit Facility, together with the net proceeds from this offering, will be used to acquire Mortgage Servicing Assets, increase our collateral base, fund working capital and pay fees, costs and expenses in connection with the acquisitions and the Senior Credit Facility.

Corporate Information

Our principal executive offices are located in the Cayman Islands at c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. We also maintain offices in the United States located at 2002 Summit Boulevard, Sixth Floor, Atlanta, Georgia 30319. We can be reached by telephone at (561) 682-7561 and our website is www.hlss.com. We do not incorporate information on, or accessible through, our corporate website into this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Home Loan Servicing Solutions, Ltd.

Ordinary shares offered in this offering	12,500,000 ordinary shares.

Underwriters’ option to purchase additional ordinary shares	We have granted the underwriters an option to purchase up to an additional 1,875,000 ordinary shares from us at the public offering price, less the underwriting discounts, for a period of 30 days from the date of this prospectus supplement to cover the option to purchase additional shares, if any.

Number of ordinary shares to be outstanding after the offering	69,355,296 ordinary shares (71,230,296 ordinary shares if the underwriters’ option to purchase additional ordinary shares is exercised in full).

Use of proceeds	The net proceeds to us from this offering, after deducting underwriting discounts and commissions and our estimated offering expenses, will be approximately $295.4 million (or $339.8 million if the underwriters exercise their option to purchase up to an additional 1,875,000 ordinary shares) assuming a public offering price of $24.37 per share, the closing price of our ordinary shares on The NASDAQ Global Select Market on June 18, 2013. We intend to use the net proceeds of this offering together with borrowings under the Senior Credit Facility to acquire Mortgage Servicing Assets from Ocwen Loan Servicing and pay fees, costs and expenses in connection with the acquisitions. We are in discussions with Ocwen Loan Servicing regarding the composition of the Mortgage Servicing Assets, which we refer to as the “Planned Acquisition Assets”, but have not yet finalized the identification of the specific assets we will acquire. See “Use of Proceeds.”

Dividend policy	We intend to distribute at least 90% of our net income over time to our shareholders in the form of a monthly cash dividend, although we are not required by law to do so.

Since the closing of our initial public offering in March 2012, we paid monthly dividends of $0.10 per ordinary share through September 2012 (except during the month of March in which we paid a pro-rated amount of $0.08 per ordinary share), a dividend of $0.11 for October 2012, a dividend of $0.12 for November 2012 through January 2013, a dividend of $0.13 for February 2013 and March 2013 and a dividend of $0.14 for April 2013 and May 2013.

The following table sets forth the record and payment date of the dividend that has been declared by our Board of Directors, but is unpaid, for the month of June 2013:

Record Date	Payment Date	Amount per Ordinary Share
June 28, 2013	July 10, 2013	$0.14

Our Board of Directors has the right to rescind any declared, but unpaid dividends at any time prior to the applicable dividend payment date. See “Dividend Policy,” “Description of Share Capital” in the accompanying prospectus and “Material Cayman Islands and United States Federal Income Tax Considerations.”

If Home Loan Servicing Solutions, Ltd. enters into the Senior Credit Facility as expected, under certain circumstances, the Senior Credit Facility may restrict its ability to pay dividends at the levels at which it has paid them historically, or at all.

NASDAQ Global Select Market symbol	“HLSS.”

Tax Considerations	We expect to be treated as a PFIC for U.S. federal income tax purposes. In order to avoid possible adverse tax consequences, including deferred tax and interest charges under the U.S. Internal Revenue Code of 1986, as amended and Treasury Regulations thereunder, “U.S. Holders” (as defined below under “Material Cayman Islands and United States Federal Income Tax Considerations—United States Federal Income Taxation”) may make a “qualified electing fund,” or QEF, election or a mark-to-market election with respect to their investments in our ordinary shares. U.S. Holders should consult with their tax advisors as to whether or not to make such elections and the related consequences and should carefully review the information set forth under “Material Cayman Islands and United States Federal Income Tax Considerations—United States Federal Income Taxation—Consequences to U.S. Holders—Passive Foreign Investment Company Status and Related Tax Consequences” for additional information.

Risk Factors	Please read the risk factors described in Part I, Item 1A, under the heading “Risk Factors” in our 2012 Form 10-K and the risk factors described under the heading “Risk Factors” beginning on page S-14 of this prospectus supplement for a discussion of the factors that you should carefully consider before deciding to invest in our ordinary shares.

Summary Consolidated Financial and Other Data

We were incorporated as a Cayman Islands exempted company on December 1, 2010. Prior to our initial public offering, our operations were limited to negotiating and entering into the Purchase Agreement and the Subservicing Agreement with Ocwen Loan Servicing, negotiating and entering into arrangements with lenders and other third parties to effect the transfer of our initial Mortgage Servicing Assets, associated servicing advances and the related match funded liabilities to us, negotiating and entering into professional and administrative services agreements with Ocwen Loan Servicing and Altisource Portfolio Solutions S.A., or “Altisource”, and general corporate functions. We also entered into a stock purchase agreement pursuant to which William C. Erbey, the founder of our company and the Chairman of our Board of Directors, acquired $10.0 million of our ordinary shares at a purchase price of $14.00 per share concurrently with the closing of our initial public offering. Therefore, we have no historical financial statements reflecting our operations prior to our inception, and our audited balance sheet as of December 31, 2011 and the results of our operations for 2011 reflect only the activities described above.

The following table sets forth certain of our financial information. The summary consolidated financial information as of and for the years ended December 31, 2012 and 2011 has been derived from our audited consolidated financial statements. The summary financial information as of and for the three months ended March 31, 2013 and 2012 has been derived from our unaudited interim consolidated financial statements. The operating results for the three months ended March 31, 2013 may not be indicative of the results that may be expected for the entire year. Prior to our initial public offering on March 5, 2012 we were a developmental stage company. Therefore, our results for the three months ended March 31, 2012 do not reflect a full quarter of operations and are not fully comparable to the results for the three months ended March 31, 2013.

The unaudited as adjusted balance sheet data below gives effect to the completion of this offering and the consummation of the transactions contemplated by the Senior Credit Facility as if each had been completed at March 31, 2013.

The information below should be read in conjunction with other information presented in or incorporated by reference into this prospectus supplement, including “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our 2012 Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013.

Consolidated Statement of Operations

(dollars in thousands, except ordinary share data)

	For the Year Ended December 31,		For the Three Months ended March 31,
	2012	2011	2013	2012
			(unaudited)
Revenue
Interest income—notes receivable—Rights to MSRs	$54,699	—	$44,570	$2,945
Interest income—other	109	—	102	33

Total interest income	$54,808	—	$44,672	$2,978
Related party revenue	2,316	—	407	251

Total revenue	$57,124	—	$45,079	$3,229

Operating expenses
Compensation and benefits	3,751	—	1,166	365
Related party expenses	755	—	226	71
General and administrative expenses	1,644	273	645	191

Total operating expenses	$6,150	$273	$2,037	$627

Income (loss) from operations	50,974	(273)	43,042	2,602

Other expense
Interest expense	24,057	—	18,242	1,291

Total other expense	$24,057	—	$18,242	$1,291

Income (loss) before income taxes	26,917	(273)	24,800	1,311
Income tax expense	46	—	12	17

Net income (loss)	$26,871	$(273)	$24,788	$1,294

Earnings (loss) per share
Basic	$1.56	$(13.66)	$0.44	$0.31

Diluted	$1.56	$(13.66)	$0.44	$0.31

Weighted average ordinary shares outstanding
Basic	17,230,858	20,000	56,628,828	4,187,975
Diluted	17,230,858	20,000	56,628,828	4,187,975

Dividends declared per share	$1.45	$0.00	$0.38	$0.28

Consolidated Balance Sheet

(dollars in thousands, except ordinary share data)

	As of March 31, 2013
	Actual	As adjusted(1)
Assets
Cash and cash equivalents	$61,157	$702,183
Match funded advances	3,524,262	3,524,262
Notes receivable—Rights to MSRs	393,776	393,776
Related party receivables	14,385	14,385
Other assets	76,212	80,587

Total assets	$4,069,792	$4,715,193

Liabilities and Equity

Liabilities
Match funded liabilities	$3,120,861	$3,120,861
Senior secured term loan facility	—	350,000
Dividends payable	7,391	7,391
Income taxes payable	12	12
Related party payables	34,950	34,950
Other liabilities	5,170	5,170

Total liabilities	$3,168,384	$3,518,384

Equity
Equity—Ordinary shares, $0.01 par value; 200,000,000 shares authorized; 56,855,296 and 69,355,296 shares issued and outstanding at March 31, 2013 (unadjusted) and March 31, 2013 (adjusted), respectively	569	694
Additional paid-in capital	894,226	1,189,502
Retained earnings	7,676	7,676
Accumulated other comprehensive loss	(1,063)	(1,063)

Total equity	901,408	1,196,809

Total liabilities and equity	$4,069,792	$4,715,193

(1)	Information is provided on an as-adjusted basis to give effect to (i) the sale of 12,500,000 ordinary shares in this offering, assuming a public offering price of $24.37 per share, the closing price of the ordinary shares on The NASDAQ Global Select Market on June 18, 2013, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $9.2 million payable by us, resulting in net proceeds to us of $295.4 million and (ii) the execution of the Senior Credit Facility and the borrowings thereunder. There can be no assurance that the Senior Credit Facility will be entered into as anticipated or at all. See “Prospectus Supplement Summary—Recent Developments.”

RISK FACTORS

You should carefully consider the risks described in Item 1A. of Part I of our 2012 Form 10-K, which is incorporated by reference herein, and the risks described under the caption “Risk Factors” in our filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, incorporated by reference into this prospectus supplement, and the risks described below before making an investment decision. The risks and uncertainties described below and in the documents incorporated by reference are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks described below or in the documents incorporated by reference actually materialize, our business, financial condition, results of operations and ability to pay dividends could be materially and adversely affected.

Risks Related to Our Ordinary Shares and this Offering

An active trading market for our ordinary shares may not be sustained.

Our shares have been listed on The NASDAQ Global Select Market under the symbol “HLSS” since February 2012. However, an active trading market for our ordinary shares may not be sustained. Accordingly, your ability to sell ordinary shares when desired, or the prices that may be obtained for such shares, will depend on the existence and liquidity of an active trading market for our ordinary shares.

The market price and trading volume of our ordinary shares may be volatile which could result in losses for our shareholders.

The market price of our ordinary shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our ordinary shares may fluctuate and cause significant price variations to occur. If the market price of our ordinary shares were to decline significantly, you might be unable to resell your shares at or above your purchase price, if at all.

In addition, equity markets have experienced significant price and volume fluctuations that have affected the market prices for the securities of newly public companies for a number of reasons, including reasons that may be unrelated to our business or operating performance. These broad market fluctuations may result in a material decline in the market price of our ordinary shares, and you may not be able to sell your ordinary shares at prices you deem acceptable. In the past, following periods of volatility in the equity markets, securities class action lawsuits have been instituted against public companies. Such litigation, if instituted against us, could result in substantial cost and the diversion of management attention.

Sales of ordinary shares by us in the future could adversely affect the market price of our ordinary shares.

We expect that we will sell additional ordinary shares from time to time in the future primarily in connection with the acquisition of additional Rights to MSRs or mortgage servicing rights. Sales of additional ordinary shares by us for whatever reason may adversely affect the trading price of our ordinary shares and will dilute the percentage ownership of us by our then-existing shareholders, including shareholders that purchase in this offering.

If equity research analysts issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.

The trading price of our ordinary shares is affected by research and reports that equity research analysts publish about us, Ocwen or the mortgage servicing industry. We do not control these analysts. The price of our ordinary shares could decline if one or more equity analysts downgrade our ordinary shares or if analysts issue other unfavorable commentary or cease publishing reports about us, Ocwen or the mortgage servicing industry.

We may not be able to pay dividends on our ordinary shares.

We intend to declare and pay regular cash dividends on our ordinary shares. We intend to distribute at least 90% of our net income over time to our shareholders on a monthly basis, although we are not required by law to do so.

Our Board of Directors has the right to rescind any declared, but unpaid dividends at any time prior to the applicable dividend payment date.

While we intend to continue to pay monthly dividends at the current rate, we may not be able to do so in the future. Our dividend policy is subject to the discretion of our Board of Directors and will depend, among other things, on cash available for distributions, general economic and business conditions, our strategic plans and prospects, our financial results and condition, contractual, legal and regulatory restrictions on the declaration and payment of dividends by us and such other factors as our Board of Directors considers to be relevant. In addition, if Home Loan Servicing Solutions, Ltd. enters into the Senior Credit Facility as expected, under certain circumstances, the Senior Credit Facility may restrict its ability to pay dividends at the levels at which it has paid them historically, if at all.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $295.4 million (or approximately $339.8 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discounts and commissions and estimated offering expenses, assuming a public offering price of $24.37 per share, the closing price of the ordinary shares on The NASDAQ Global Select Market on June 18, 2013.

We intend to use the net proceeds from this offering together with borrowings under the Senior Credit Facility to acquire the Planned Acquisition Assets from Ocwen Loan Servicing and pay fees, costs and expenses in connection with the acquisition of these assets. We are in discussions with Ocwen Loan Servicing regarding the composition of the Planned Acquisition Assets, but have not yet finalized the identification of the specific assets we will acquire. We expect the Planned Acquisition Assets we acquire will have similar characteristics to those Mortgage Servicing Assets previously acquired from Ocwen Loan Servicing. The Planned Acquisition Assets may include some servicing advances that have limitations on pool level recovery. We anticipate executing an additional servicing advance facility to finance any servicing advances we acquire that are not currently eligible for funding on our existing servicing advance facility, and we will pursue amendments to the related servicing agreements for those servicing advances so that they ultimately can be financed on our existing servicing advance facility. We have not entered into any agreement to acquire the Planned Acquisition Assets, but we expect acquisition of the Planned Acquisition Assets will be subject to the terms and conditions of the Purchase Agreement and a supplement thereto containing terms specific to the Planned Acquisition. See “Item 1. Business—Description of Purchase Agreement” in our 2012 Form 10-K for a description of the Purchase Agreement.

We intend to use the remaining proceeds, if any, to purchase additional Mortgage Servicing Assets from Ocwen Loan Servicing, and for working capital and general corporate purposes.

Upon the consummation of acquisition of the Planned Acquisition Assets, we expect that Ocwen Loan Servicing will remain the named servicer of each mortgage servicing right until such time as the Required Third Party Consents are obtained. We are continuing to pursue the Required Third Party Consents, and we will automatically obtain legal ownership of the acquired mortgage servicing rights without any additional payment to Ocwen Loan Servicing if and when we obtain the Required Third Party Consents.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are traded on The NASDAQ Global Select Market under the symbol “HLSS.” The following table sets forth the high and low sales prices for our ordinary shares as reported by NASDAQ, for the periods indicated.

For the Period:	High	Low
2012
First Quarter	$14.00	$12.80
Second Quarter	$14.00	$13.18
Third Quarter	$16.53	$13.29
Fourth Quarter	$20.46	$16.33
2013
First Quarter	$24.09	$18.89
Second Quarter through June 18, 2013	$24.97	$21.13

On June 18, 2013, the last reported sale price of our ordinary shares was $24.37 per share.

DIVIDEND POLICY

We intend to declare and pay monthly cash dividends over time on our ordinary shares with the income generated from net operating cash flows. We intend to distribute at least 90% of our net income over time to our shareholders, although we are not required by law to do so. Dividends are payable to holders of record of our ordinary shares on the last business day of each such month, subject to all applicable laws, and will be paid on the tenth day of the immediately following month, or the first business day thereafter if such payment date falls on a weekend or holiday.

Since our initial public offering, we paid the following dividends, on a per share basis:

Record Date	Payment Date	Amount per Ordinary Share
March 30, 2012	April 10, 2012	$0.08
April 30, 2012	May 10, 2012	$0.10
May 31, 2012	June 11, 2012	$0.10
June 29, 2012	July 10, 2012	$0.10
July 31, 2012	August 10, 2012	$0.10
August 31, 2012	September 10, 2012	$0.10
September 28, 2012	October 10, 2012	$0.10
October 31, 2012	November 12, 2012	$0.11
November 30, 2012	December 10, 2012	$0.12
December 31, 2012	January 10, 2013	$0.12
January 31, 2013	February 11, 2013	$0.12
February 28, 2013	March 11, 2013	$0.13
March 29, 2013	April 10, 2013	$0.13
April 30, 2013	May 10, 2013	$0.14
May 31, 2013	June 10, 2013	$0.14

The following table sets forth the record and payment dates of dividends that have been declared by our Board of Directors, but are unpaid:

Record Date	Payment Date	Amount per Ordinary Share
June 28, 2013	July 10, 2013	$0.14

If Home Loan Servicing Solutions, Ltd. enters into the Senior Credit Facility as expected, under certain circumstances, the Senior Credit Facility may restrict its ability to pay dividends at the levels at which it has paid them historically, if at all.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2013 (in thousands of dollars, except ordinary share data):

•	on an actual basis; and

•

on an as-adjusted basis to give effect to (i) the sale of 12,500,000 ordinary shares in this offering, assuming a public offering price of $24.37 per share, the closing price of the ordinary shares on The NASDAQ Global Select Market on June 18, 2013, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $9.2 million payable by us, resulting in net proceeds to us of $295.4 million and (ii) the execution of the Senior Credit Facility and the borrowings thereunder. There can be no assurance that the Senior Credit Facility will be entered into as anticipated or at all. See “Prospectus Supplement Summary—Recent Developments.”

This table should be read in conjunction with our consolidated financial statements (including the notes thereto) incorporated by reference into this prospectus supplement.

As of March 31, 2013

(in thousands, except ordinary share data)

	Actual		As adjusted
Match funded liabilities	$3,120,861		$3,120,861
Senior secured term loan facility	—		350,000
Dividends payable	7,391		7,391
Income taxes payable	12		12
Related party payables	34,950		34,950
Other liabilities	5,170		5,170

Total liabilities	$3,168,384		$3,518,384

Equity—ordinary shares, $0.01 par value; 200,000,000 shares authorized; 56,855,296 shares (actual) and 69,355,296 shares (as adjusted) issued and outstanding at March 31, 2013	$569		$694
Additional paid-in-capital	894,226		1,189,502
Retained Earnings	7,676		7,676
Accumulated other comprehensive loss	(1,063)		(1,063)

Total equity	$901,408		$1,196,809

Total capitalization	$4,069,792	(1)	$4,715,193	(1)

(1)

Does not include approximately $346 million in borrowings under our existing servicing advance financing facility, incurred in connection with our acquisition of Mortgage Servicing Assets from Ocwen Loan Servicing, which closed on May 21, 2013.

A $1.00 increase (decrease) in the assumed public offering price of $24.37 per share would increase (decrease) the adjusted amounts of each of additional paid-in capital, total equity and total capitalization by approximately $12.2 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses.

MATERIAL CAYMAN ISLANDS AND UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary of material Cayman Islands and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible U.S. federal income tax consequences relating to an investment in our ordinary shares, or any other U.S. federal tax consequences or tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

We have, pursuant to Section 6 of the Tax Concessions Law (2011 Revision) of the Cayman Islands, obtained an undertaking from the Governor in Cabinet that:

•	no law that is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation applies to us or our operations; and

•	neither the aforesaid tax nor any tax in the nature of estate duty or inheritance tax are payable on our ordinary shares, debentures or other obligations.

The undertaking that we have obtained is for a period of 20 years from December 14, 2010.

United States Federal Income Taxation

The following summary is a discussion of material U.S. federal income tax considerations applicable to the purchase, ownership and disposition of ordinary shares by U.S. Holders. This discussion deals only with our ordinary shares held as capital assets (generally, for investment) by U.S. Holders who purchase ordinary shares in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our ordinary shares by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as the following:

•	brokers or dealers in securities or currencies;

•	financial institutions;

•	pension plans;

•	persons holding ordinary shares through an individual retirement account or other tax-deferred accounts;

•	regulated investment companies;

•	real estate investment trusts;

•	cooperatives;

•	tax-exempt entities;

•	insurance companies;

•	persons holding ordinary shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	persons that receive their ordinary shares as a result of exercising employee options, or otherwise as compensation;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	U.S. expatriates;

•	partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors therein);

•	persons owning (directly, indirectly or constructively) 10% or more of our voting stock; or

•	U.S. Holders whose “functional currency” is not the U.S. dollar.

Furthermore, this discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or “the Code”, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address U.S. federal estate or gift taxes or any state, local or non-U.S. tax considerations.

For purposes of this discussion, you will be considered a “U.S. Holder” if you beneficially own our ordinary shares and you are for U.S. federal income tax purposes one of the following:

•	a citizen or an individual resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if you (i) are subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of your substantial decisions or (ii) have a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If you are a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners generally will depend upon the status of such partners and your activities. Such partners and partnerships should consult their tax advisor as to their tax consequences.

If you are considering the purchase of our ordinary shares, we urge you to consult your own tax advisors concerning the particular U.S. federal income and other tax consequences to you of the purchase, ownership and disposition of our ordinary shares, as well as any consequences to you arising under state, local and non-U.S. tax laws.

Our special tax counsel, Kramer Levin Naftalis & Frankel LLP has issued an opinion to us that the following statements, to the extent they are statements of U.S. federal income tax law, constitutes their opinion as to the material U.S. federal income tax consequences to U.S. holders of the purchase, ownership and disposition of ordinary shares.

Taxation of the Issuer

Our special tax counsel, Kramer Levin Naftalis & Frankel LLP, has issued an opinion to us that, based on the Code, Treasury Regulations, court rulings and other administrative guidance from the U.S. Internal Revenue Service, the “IRS”, all as currently in effect, and based on current estimates of our gross income, gross assets and the nature of our business, we should be treated as a PFIC for U.S. federal income tax purposes for the current taxable year. Furthermore, we expect to operate our business in a manner such that we remain a PFIC for foreseeable future taxable years.

We intend to engage independent third parties such as Ocwen Loan Servicing to service the mortgage loans underlying the mortgage servicing assets that we acquire. Home Loan Servicing Solutions, Ltd. will not have any U.S. employees or activities. Activities in the U.S. necessary for us to fulfill our business purpose will be performed through our subsidiary, HLSS Management, LLC, which is the employer of all of our U.S. based employees and which has elected to be taxed as a corporation for U.S. federal income tax purposes. Accordingly, we do not expect to be treated as engaged in a trade or business in the United States and thus do not expect to be subject to U.S. federal income taxation, including on our interest and servicing income. Our subsidiaries that are treated as corporations for U.S. federal income tax purposes will be responsible for U.S. federal income taxes in respect of their net taxable income at regular U.S. corporate tax rates. The IRS could assert that we are engaged in a U.S. trade or business because we own mortgage servicing rights and are participating in the servicing of U.S. mortgage loans, either directly, or through agents such as Ocwen Loan Servicing. Unless otherwise exempted by an applicable income tax treaty, a non-U.S. corporation that is engaged in a trade or business in the United States is generally subject to U.S. federal income taxation, at the graduated tax rates applicable to U.S. corporations, on the portion of such non-U.S. corporation’s income that is “effectively connected” with such trade or business. In addition, such non-U.S. corporation may be subject to the U.S. federal branch profits tax on its effectively connected earnings and profits at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty. If, contrary to expectations, we are found to be engaged in the conduct of a U.S. trade or business, liability for the foregoing income and branch profits taxes would substantially reduce our earnings available for distribution to our shareholders.

We have not received an opinion of counsel as to whether we are engaged in a U.S. trade or business.

Consequences to U.S. Holders

The following discussion applies to you only if you are a U.S. Holder.

Dividends

Subject to the PFIC rules discussed below, if we do not qualify as a PFIC, distributions of cash or property that we pay in respect of our ordinary shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions to you in excess of our earnings and profits will be treated first as a return of capital to the extent of your tax basis in the ordinary shares on which the distribution was made (with a corresponding reduction in your tax basis in the ordinary shares), and then as capital gain from the sale or exchange of such ordinary shares. We expect that our distributions will not be eligible for the dividends-received deduction for corporate U.S. Holders or the reduced rate applicable to “qualified dividend income” (which is taxable at the rates generally applicable to long-term capital gains) for U.S. Holders taxed as individuals. Amounts taxable as dividends generally will be treated as foreign source passive income for U.S. foreign tax credit purposes.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, if we do not qualify as a PFIC, upon the sale, exchange or other taxable disposition of ordinary shares, you will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or taxable disposition and your tax basis in the ordinary shares disposed of. Such gain or loss generally will be long-term capital gain or loss if your holding period with respect to such ordinary shares is more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

Medicare Tax

An additional 3.8% Medicare tax is imposed on the “net investment income” of certain non-corporate U.S. Holders, which may include dividends on, or capital gains recognized from the disposition of, our ordinary shares. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax on their investment in our ordinary shares.

Passive Foreign Investment Company Status and Related Tax Consequences

Special U.S. federal income tax rules apply to U.S. Holders owning shares of a PFIC. A foreign corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which either:

•	at least 75% of its gross income is “passive income”; or

•	on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. In determining whether a foreign corporation is a PFIC, the foreign corporation must take into account its proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock.

Our special tax counsel, Kramer Levin Naftalis & Frankel LLP, has issued an opinion to us that, based on the Code, Treasury Regulations, court rulings and other administrative guidance from the IRS, all as currently in effect, and based on current estimates of our gross income, gross assets and the nature of our business, we should be treated as a PFIC for U.S. federal income tax purposes for the current taxable year. Furthermore, we expect to operate our business in a manner such that we remain a PFIC for foreseeable future taxable years. Accordingly, you will be subject to different taxation rules with respect to an investment in our ordinary shares depending on whether you make a QEF or mark-to-market election with respect to your investment in our ordinary shares. Our status as a PFIC depends on meeting either the income test or the asset test described above. These tests are calculated on an annual basis, therefore, while we expect to meet these tests, our counsel cannot definitively determine as of the date of this prospectus supplement whether we will qualify as a PFIC for the current taxable year.

Taxation of Earnings, Dividends, and upon a Sale, Exchange or Other Taxable Disposition of Ordinary Shares if a QEF Election is Made

If you make a valid, timely QEF election with respect to our ordinary shares, you must report for U.S. federal income tax purposes your pro rata share of our ordinary earnings and net capital gain, if any, for each taxable year for which we are a PFIC that ends with or within your taxable year, regardless of whether or not you received any distributions on the ordinary shares you own. No portion of any such inclusions of ordinary earnings would be eligible to be treated as “qualified dividend income.” If you are a non-corporate U.S. Holder, any such net capital gain inclusions would be eligible for taxation at the preferential capital gain tax rates. Your adjusted tax basis in your ordinary shares would be increased to reflect any taxed but undistributed earnings and profits. Any distribution of earnings and profits that previously had been taxed would not be taxed again when you receive such distribution, but it would result in a corresponding reduction in the adjusted tax basis in your ordinary shares. You would not, however, be entitled to a deduction for your pro rata share of any net losses that we incur with respect to any year. You generally would recognize capital gain or loss on the sale, exchange or other disposition of our ordinary shares. You may make a timely QEF election with respect to your investment in our ordinary shares by filing one copy of IRS Form 8621 with your U.S. federal income tax return for the first year in which you hold our ordinary shares. We intend to provide you with all necessary information on a timely basis in order for you to make a QEF election as described above. Once made, the QEF election applies to all subsequent taxable years of the U.S. Holder in which it holds our ordinary shares, and for which we are a PFIC, and can be revoked only with IRS consent. You may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF election rules, but if deferred, any such taxes will be subject to an interest charge.

Although we currently do not have any subsidiaries that are PFICs, there can be no assurance that we will not form or acquire a subsidiary that is a PFIC. In such event, you may need to make a separate QEF election with respect to each such subsidiary in order to avoid the adverse tax consequences described below. We intend to provide you with all information necessary in order for you to make the QEF election with respect to any of our subsidiaries that may be classified as a PFIC. The mark-to-market election described below generally will not be available with respect to any of our subsidiaries that is a PFIC, rendering such election less beneficial to you than the QEF election.

Taxation of Earnings and upon a Sale, Exchange or Other Taxable Disposition of Ordinary Shares if a Mark-to-Market Election is Made

Alternatively, provided that our ordinary shares are “marketable stock,” you may make a mark-to-market election with respect to our ordinary shares. If you make a valid, timely mark-to-market election with respect to our ordinary shares, in any taxable year that we are a PFIC, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of your taxable year. Such deductions are allowable, however, only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares in any taxable year that we are a PFIC, are treated as ordinary income. Ordinary loss treatment applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares in any taxable year that we are a PFIC, to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years in which we are a PFIC unless our ordinary shares are no longer marketable stock or the IRS consents to the revocation of the election.

Tax Consequences if we are a PFIC and you do not make a QEF or Mark-to-Market Election

If we are a PFIC and you do not make a QEF or mark-to-market election with respect to your investment in our ordinary shares, you will generally be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions you receive on our ordinary shares in a taxable year in excess of 125% of the average annual distributions you received in the three preceding taxable years, or, if shorter, your holding period for the ordinary shares), and (ii) any gain realized on the sale, exchange or other disposition of ordinary shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the holding period for the ordinary shares;

•

the amount allocated to the current taxable year (and any other taxable year prior to the taxable year in which we were a PFIC) would be taxed as ordinary income and would not be “qualified dividend income”;

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax to which you would have been subject for that year, and an interest charge for the deemed tax deferral would be imposed with respect to the resulting tax attributable to each such other taxable year; and

•

a U.S. Holder who inherits shares in a PFIC is generally denied the otherwise available step-up in the tax basis of such shares at the decedent’s date of death (except in certain cases when the decedent is a nonresident alien).

Additional IRS Filing Requirements

If you own ordinary shares during any taxable year that we are treated as a PFIC, you will be required to file IRS Form 8621 (regardless of whether a QEF or mark-to-market election is made). You should also be aware that recently enacted legislation imposes an additional annual filing requirement for U.S. persons owning shares of a PFIC. The legislation does not describe what information would be required to be included in the additional annual filing, but grants the Secretary of the Treasury power to make this determination. The PFIC rules are complex. You should consult your own tax advisors regarding the application of the PFIC rules to our ordinary shares, the availability and advisability of making a QEF or mark-to-market election and the application of the recently enacted legislation to your particular situation.

If we are not treated as a PFIC, and you paid taxes as if we were a PFIC, then you may be able to claim a refund for taxes you paid in excess of the taxes you actually owed. If you do not timely make such a refund claim, then your refund will be disallowed and you will bear more taxes than you actually owe.

Information Reporting and Backup Withholding

In general, information may be reported to the IRS each year regarding the amount of any dividends on our ordinary shares and the proceeds of any sale of our ordinary shares paid to you during such year unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide your taxpayer identification number or to make required certifications or you have been notified by the IRS that you are subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you timely furnish the required information to the IRS.

You should also be aware that additional reporting requirements apply with respect to the holding of certain foreign financial assets, including stock of foreign issuers that is not held in an account maintained by a financial institution, if the aggregate value of all such assets exceeds U.S. $50,000. You should consult your own tax advisors regarding the application of these and other information reporting rules applicable to an investment in our ordinary shares based on your particular situation.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have appointed the Corporation Trust Company to serve as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Walkers, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would:

•

recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Walkers has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, is generally recognized and enforceable as a debt in the courts of the Cayman Islands at common law without any re-examination of the merits of the underlying dispute. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a U.S. court predicated upon the liability provisions of the U.S. federal securities laws without retrieval on the merits at common law if such judgment gives rise to payment obligations that may be regarded as fines, penalties, taxes or similar fiscal or revenue obligations or similar charges or was obtained in a manner or is contrary to natural justice or the public policy of the Cayman Islands.

UNDERWRITING

Wells Fargo Securities, LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated June     , 2013, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of ordinary shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Wells Fargo Securities, LLC
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Keefe, Bruyette & Woods, Inc.
Piper Jaffray & Co.
Sterne, Agee & Leach, Inc.

Total	12,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel, including the validity of the ordinary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters are obligated to purchase all the ordinary shares (other than those covered by the option to purchase additional ordinary shares described below) if they purchase any of the ordinary shares.

Ordinary shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $             per share. If all the ordinary shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

If the underwriters sell more ordinary shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,875,000 additional ordinary shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional ordinary shares approximately proportionate to that underwriter’s initial purchase commitment. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

We and our executive officers and directors have agreed not to sell or transfer any ordinary shares or other capital stock of the Company or securities convertible into, exchangeable for, exercisable for ordinary shares or other capital stock of the Company, for 60 days after the date of this prospectus supplement without first obtaining the written consent of Wells Fargo Securities, LLC. In connection with our initial public offering, William C. Erbey agreed not to sell or transfer any ordinary shares or other capital stock of the Company or securities convertible into, exchangeable for, exercisable for or repayable with ordinary shares or other capital stock of the Company for a period of 18 months from the date of the pricing of our initial public offering, which is expected to expire on August 31, 2013. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise dispose of or transfer any ordinary shares or securities convertible into ordinary shares,

•	enter into any swap or other agreement, arrangement or transaction that transfers, in whole or in part, the economic consequence of ownership of any ordinary shares, or

•	request or demand that we file a registration statement related to the ordinary shares,

whether any such swap or transaction described in the first two bullet points above is to be settled by delivery of ordinary shares or other securities, in cash or otherwise.

This lock-up agreement applies to ordinary shares and other capital stock of the Company and to securities convertible into or exchangeable or exercisable for ordinary shares and other capital stock of the Company. It also applies to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed with the underwriters that if Wells Fargo Securities, LLC, in its sole discretion, agrees to waive any lock-up restrictions applicable to shares beneficially owned by one of our officers or directors and provides us with notice of the impending waiver at least three business days before the effective date of the waiver, we will announce the waiver by issuing a press release at least two business days before the effective date of the waiver.

Our shares are listed on The NASDAQ Global Select Market under the symbol “HLSS.”

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering will be approximately $846,000, excluding underwriting discounts and commissions. We will also reimburse the underwriters for an amount up to $50,000 for filing fees and other reasonable fees or expenses incident to the review of the terms of the sale of the ordinary shares offered hereby by FINRA.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option to purchase additional shares, and stabilizing purchases.

Short sales involve secondary market sales by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of ordinary shares in an amount up to the number of ordinary shares represented by the underwriters’ option to purchase additional ordinary shares.

•	“Naked” short sales are sales of ordinary shares in an amount in excess of the number of ordinary shares represented by the underwriters’ option to purchase additional ordinary shares.

Covering transactions involve purchases of ordinary shares either pursuant to the option to purchase additional ordinary shares or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase ordinary shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase ordinary shares in the open market after the distribution has been completed or must exercise the option to purchase additional ordinary shares. In determining the source of ordinary shares to close the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the option to purchase additional ordinary shares.

•	Stabilizing transactions involve bids to purchase ordinary shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with the offering of the ordinary shares, the person (if any) named as the stabilizing manager(s) (or persons acting on their behalf) may over-allot ordinary shares or effect transactions with a view to supporting the market price of the ordinary shares at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager(s) (or persons acting on their behalf) will undertake stabilization action. Any stabilization action may begin on or after the date of adequate public disclosure of the final price of the relevant ordinary shares and, if begun, may be ended at any time, but it must end no later than 30 days after that date.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of ordinary shares and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our ordinary shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliated entities, for which they received or will receive customary fees and reimbursement of expenses. Certain of the underwriters or their affiliates are lenders, and in some cases agents or managers for the lenders, under our or our affiliated entities’ credit facilities. Wells Fargo Securities, LLC and an affiliate of J.P. Morgan Securities LLC are expected to act as joint lead arrangers and joint bookrunners for the Senior Credit Facility, and an affiliate of J.P. Morgan Securities LLC is expected to act as sole and exclusive administrative agent and collateral agent for the lenders and sole syndication agent for the Senior Credit Facility. See “Prospectus Supplement Summary—Recent Developments.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of instruments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus supplement or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares, or the possession, circulation or distribution of this prospectus supplement and the accompanying prospectus or any other material relating to us or the ordinary shares in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and none of this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell the ordinary shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell the ordinary shares in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Conduct Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of ordinary shares in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of ordinary shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so (i) in circumstances in which no obligation arises for the Issuer or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither the Issuer nor the underwriters have authorised, nor do they authorise, the making of any offer of ordinary shares in circumstances in which an obligation arises for the Issuer or the underwriters to publish or supplement a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In relation to each Relevant Member State each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the ordinary shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such ordinary shares to the public in that Relevant Member State:

(a) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b) to fewer than 100 (or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the ordinary shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Notice to Prospective Investors in United Kingdom

Each underwriter has represented and warranted that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated, all such persons being referred to as “Relevant Persons.” This document is directed only at Relevant Persons and must not be acted upon or relied on by persons who are not Relevant Persons. Any investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Notice to Prospective Investors in France

The Company has not offered or sold and will not offer or sell, directly or indirectly, ordinary shares to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, this prospectus supplement and the accompanying prospectus or any other offering material relating to the ordinary shares. Offers, sales and distributions that have been and will be made in France have been and will be made only to (a) providers of the investment service of portfolio management for the account of third parties, and (b) qualified investors (investisseurs qualifiés) acting for their own account, other than individuals, all as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D.764-1 of the French Code monétaire et financier.

Ordinary shares may be resold directly or indirectly only in compliance with Article L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code monétaire et financier.

Neither this prospectus supplement prepared in connection with the ordinary shares, nor the accompanying prospectus nor any other offering material relating to the ordinary shares has been submitted to the clearance procedures of the Autorité des marchés financiers or notified to the Autorité des marchés financiers by the competent authority of another member state of the European Economic Area.

Notice to Prospective Investors in Germany

The ordinary shares offered by this prospectus supplement and accompanying prospectus have not been and will not be offered to the public within the meaning of the Securities Prospectus Act of the Federal Republic of Germany (Wertpapierprospektgesetz –WpPG), as amended (the “German Securities Prospectus Act”). The ordinary shares offered by this prospectus supplement and accompanying prospectus may only be offered, sold and acquired in accordance with the provisions of the German Securities Prospectus Act, the Commission Regulation (EC) No. 809/2004 of April 29, 2004, as amended, and any other applicable German law. No application has been made under German law to permit a public offer of the ordinary shares in Germany and no securities prospectus pursuant to the German Securities Prospectus Act has been or will be published or circulated in Germany or filed with the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). This prospectus supplement and accompanying prospectus have not been approved for purposes of a public offer of the ordinary shares in Germany and do not constitute an offer to the public in Germany. Accordingly, the ordinary shares may not be, and are not being, offered or advertised publicly or by public promotion in Germany. Therefore, the prospectus supplement and the accompanying prospectus are strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The ordinary shares will only be available to, and this the prospectus supplement, the accompanying prospectus and any other offering material in relation to the ordinary shares is directed only at, persons who are qualified investors (qualifizierte Anleger) within the meaning of Section 2, No. 6 of the German Securities Prospectus Act. Neither this prospectus supplement, nor the accompanying prospectus, nor any other document issued in connection with this offering, may be issued or distributed to any person in Germany except under circumstances that do not constitute an offer to the public under the German Securities Prospectus Act. Prospective investors should consult with their legal and/or tax advisor before investing in the ordinary shares.

Notice to Prospective Investors in the Republic of Italy

This prospectus supplement and the accompanying prospectus have not been submitted to the Commissione Nazionale per le Società e la Borsa, the Italian securities regulator (“CONSOB”) for clearance and will not be subject to formal review or clearance by CONSOB.

The ordinary shares may not be offered, sold or delivered, directly or indirectly, in the Republic of Italy, nor may copies of this prospectus supplement and the accompanying prospectus or any other document relating to the ordinary shares be delivered, directly or indirectly, in the Republic of Italy, unless such offer, sale or delivery of the ordinary shares, or distribution of copies of the prospectus supplement and the accompanying prospectus, in the Republic of Italy is:

(i) made only to qualified investors (investitori qualificati) as defined pursuant to Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999 (“Regulation No. 11971”), as implemented by Article 26, first paragraph, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”), provided that such qualified investors will act in their own account and not as depositaries or nominees for other shareholders or third parties; or

(ii) in other circumstances which are exempt from the rules on public offers pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Italian Securities Act”) and its implementing CONSOB regulations, including Regulation No. 11971.

Any such offer, sale or delivery of any ordinary shares or distribution of copies of the prospectus supplement and the accompanying prospectus in the Republic of Italy must be in compliance with the selling restrictions under (i) and (ii) above and must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with relevant provisions of the Italian Securities Act, Regulation No. 16190 and Legislative Decree No. 385 of 1 September 1993, as amended (the “Italian Banking Act”);

(b) in compliance with Article 129 of the Italian Banking Act and the implementing guidelines of the Bank of Italy as amended, pursuant to which the Bank of Italy may request information on the offering or issue of securities in Italy; and

(c) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or any other Italian authority.

In accordance with Article 100-bis of the Italian Securities Act, either the subsequent resale on the secondary market in the Republic of Italy of the ordinary shares (which were part of an offer made pursuant to an exemption from the obligation to publish a prospectus) or the subsequent systematic resale on the secondary market in Italy to investors that are not qualified investors within 12 months of completion of the offer reserved to qualified investors only, constitutes a distinct and autonomous offer that must be made in compliance with the public offer and the prospectus requirement rules provided under the Italian Securities Act and Regulation No. 11971 unless an exemption applies. Failure to comply with such rules may result in the subsequent resale of such ordinary shares being declared null and void and in the liability of the intermediary transferring such ordinary shares for any damage suffered by the investors.

Notice to Prospective Investors in Netherlands

The ordinary shares will not be offered or sold, directly or indirectly, in the Netherlands, unless one or both of the following apply:

(a) the offer is made only to qualified investors (the “FMSA” (Wet op het financieel toezicht)); or

(b) the offer is made to fewer than one hundred (100) persons, not being qualified investors as described under (i),

within the meaning of the Financial Supervision Act Exemption Regulation (Vrijstellingsregeling Wet op het financieel toezicht) and the Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

No action has been or will be taken in any jurisdiction other than Switzerland which would permit a public offering of the ordinary shares or the possession, circulation or distribution of this prospectus supplement and accompanying prospectus or any material relating to the Company or the ordinary shares. Accordingly, the ordinary shares may not be sold, directly or indirectly, and neither this prospectus supplement nor accompanying prospectus nor any other offering material or advertisement in connection with the ordinary shares may be distributed or published in any form or in any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Prospective investors in the ordinary shares offered hereby must familiarize themselves and comply with all applicable laws and regulations relating to the offer, sale and transfer of such ordinary shares. The comments set out in this section are intended as a general guide only and any prospective investor who is in doubt as to his position should consult his professional advisor without delay.

Notice to Prospective Investors in the Cayman Islands

No invitation is made to the public in the Cayman Islands to purchase the ordinary shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The ordinary shares to which this prospectus supplement and accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this prospectus supplement and accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ordinary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.

The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ordinary shares must observe such Australian on-sale restrictions.

This prospectus supplement and accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the ordinary shares will be passed upon for us by Walkers, George Town, Grand Cayman, Cayman Islands. The material U.S. federal income tax consequences of this offering will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York. Certain legal matters relating to this offering will be passed upon by Kramer Levin Naftalis & Frankel LLP, New York, New York for the Company and by Shearman & Sterling LLP, New York, New York for the underwriters.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC’s website at http://www.sec.gov.

We also maintain a website that contains additional information about us at www.hlss.com. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus supplement, other than documents filed with the SEC that we incorporate by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we complete our offering of the securities offered by this prospectus supplement and the accompanying prospectus (but excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;

•

Our Definitive Proxy Statement on Schedule 14A related to our 2013 Annual Meeting of Shareholders (only with respect to information contained in such Definitive Proxy Statement that is incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	Our Current Reports on Form 8-K filed with the SEC on January 15, 2013, January 23, 2013, March 18, 2013, May 7, 2013 and May 22, 2013; and

•	The description of our ordinary shares and the rights associated with our ordinary shares contained in our Registration Statement on Form 8-A, File No. 001-35431, filed on February 15, 2012.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus supplement. This prospectus supplement is part of that registration statement. As permitted by

SEC rules, this prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. Any statement made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through the SEC’s web site.

You may request a copy of these filings and any or all of the documents referred to above that have been incorporated by reference into this prospectus supplement at no cost, by writing or telephoning us at the following address:

Home Loan Servicing Solutions, Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman KY1-9005

Cayman Islands

Telephone: (345) 945-3727

PROSPECTUS

HOME LOAN SERVICING SOLUTIONS, LTD.

Debt Securities

Ordinary Shares

Preference Shares

Warrants

Depositary Shares

Units

We may from time to time offer and sell our debt securities, ordinary shares, preference shares, warrants or depositary shares, as well as units that include any of these securities, in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings. The debt securities, preference shares, warrants, depositary shares and units may be convertible or exercisable or exchangeable for ordinary shares or preference shares or other securities. The securities may be offered separately or together in any combination and as a separate series.

Our ordinary shares are traded on The NASDAQ Global Select Market, or NASDAQ, under the symbol “HLSS.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our principal executive offices are located in the Cayman Islands at c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KYI-9005, Cayman Islands, and our telephone number is (345) 945-3727.

Investing in our securities involves risks that are referenced in the “Risk Factors” section beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 30, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we have filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or Securities Act. Under the automatic shelf registration process, we may, from time to time, offer our debt securities, ordinary shares, preference shares, warrants, depositary shares, units or combinations thereof, in one or more offerings. In this prospectus, we refer to our debt securities, ordinary shares, preference shares, warrants, depositary shares and units collectively as the “securities.” As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein as well as any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus, any prospectus supplement and any free writing prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and any free writing prospectus. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated, all references to “us,” “our,” “we,” the “Company” and similar designations refer to Home Loan Servicing Solutions, Ltd. and its consolidated subsidiaries.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, incorporated by reference herein, before making an investment decision. For more information see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words “anticipate,” “believe,” “may,” “estimate,” “expect,” and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those referenced under “Risk Factors” in this prospectus and any accompanying prospectus supplement and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information referenced under the heading “Risk Factors.”

ABOUT THE COMPANY

We are a Cayman Islands exempted company that acquires mortgage servicing assets consisting of servicing advances, mortgage servicing rights, rights to mortgage servicing rights and other related assets. We launched our operations on March 5, 2012 using the proceeds from our initial public offering and a concurrent private placement with our founder and Chairman of our Board of Directors to acquire mortgage servicing assets related to a portfolio with $15.2 billion unpaid principal balance from Ocwen Financial Corporation (“Ocwen”). Prior to March 5, 2012, we were a development stage enterprise. We do not originate or purchase mortgage loans, and as a result we are not subject to the risk of loss related to the origination or ownership of mortgage loans. We engaged Ocwen, a high quality residential mortgage loan servicer, to service the mortgage loans underlying our mortgage servicing assets and therefore have not and do not intend to develop our own mortgage servicing platform. We believe that in the first year of operations we accomplished our primary objective of delivering attractive and consistent risk-adjusted returns to our shareholders. Our target is to distribute at least 90% of our net income over time to our shareholders in the form of a monthly cash dividend.

Our business strategy is focused on acquiring servicing advances and mortgage servicing rights. In many cases, however, the transfer of legal ownership of mortgage servicing rights requires the prior approval or consent of various third parties, including rating agencies. If the seller from whom we have agreed to purchase mortgage servicing rights has not obtained the necessary approvals and consents to transfer legal ownership of the mortgage servicing rights to us (“Required Third Party Consents”), we will instead seek to acquire the rights to receive the servicing fees that the current servicer is entitled to receive (“Rights to MSRs”) and associated servicing advances, and the current servicer will continue to service the mortgage loans and receive compensation from us for its servicing activities. Upon receipt of the Required Third Party Consents for transfer of all or a portion of the mortgage servicing rights, the seller is obligated to transfer legal ownership of the respective mortgage servicing rights to us without any additional payment. We do not believe that our business strategy or economic performance has been or will be materially affected by whether we directly own mortgage servicing rights or the related Rights to MSRs, and all of our acquisitions of mortgage servicing assets to date have been structured as acquisitions of Rights to MSRs.

Our principal executive offices are located in the Cayman Islands at c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KYI-9005, Cayman Islands, and our telephone number is (345) 945-3727.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited historical ratios of earnings to fixed charges for the periods indicated below:

	For the Period December 1 through December 31, 2010		Year Ended December 31, 2011		Year Ended December 31, 2012
Ratio of earnings to fixed charges (1)	—	(2)	—	(2)	3.12x

(1)	For the purpose of determining the ratio of earnings to fixed charges, earnings consist of net income plus fixed charges. Fixed charges consist of interest expense on our credit facility, including unused commitment fees and amortization of expenses related to our credit facility.
(2)	The Company did not have any operations prior to March 5, 2012 and consequently did not have any earnings in 2010 or 2011.

As we have no preference shares issued, a ratio of earnings to combined fixed charges and preferred dividends is not presented.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including repayment or reduction of long-term and short-term debt, capital expenditures, working capital, and the financing of mortgage servicing asset purchases and other acquisitions and business combinations. We may temporarily invest funds that we do not immediately require in marketable securities.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities, which may be convertible. Our debt securities will be issued under an indenture to be entered into between us and a trustee. The debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries.

We have summarized certain general features of the debt securities from the indenture. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	conversion or exchange into other securities;

•	whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption (including upon a “change of control”) or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•

additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Cayman Islands and United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional Cayman Islands and United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF SHARE CAPITAL

The following description of our ordinary shares and preference shares, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the ordinary shares and preference shares that we may offer under this prospectus. For the complete terms of our ordinary shares and preference shares, please refer to our Amended and Restated Memorandum and Articles of Association (“Articles of Association”), which is incorporated by reference as an exhibit to the registration statement which includes this prospectus. The Cayman Islands Companies Law (the “Companies Law”) may also affect the terms of these securities. The terms we have summarized below will apply generally to any future ordinary shares or preference shares that we may offer. The terms of any ordinary shares or preference shares we offer under a prospectus supplement may differ from the terms we describe below, in which event we will describe the particular terms of any series of these securities in more detail in such prospectus supplement.

Ordinary Shares

We are authorized to issue up to 200,000,000 ordinary shares, par value $0.01 per share. As of April 30, 2013, we have 56,855,296 ordinary shares issued and outstanding. Our shareholders are entitled to receive notice of the date of our general meetings and attend and cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. Our shareholders are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then-authorized and issued preference shares. Such holders do not have any preemptive or other rights to subscribe for additional shares. All shareholders are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to any preference of any then-authorized and issued preference shares. There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares. All outstanding ordinary shares are fully paid and non-assessable.

The provisions of our Articles of Association restrict our ability to issue and sell additional ordinary shares, including with respect to options and warrants, at a price below our then current net asset value per share without first obtaining the prior approval of holders of at least a majority of the outstanding ordinary shares voted with respect to such approval. The net asset value of our ordinary shares is determined by dividing the book value of our total assets minus our liabilities by the total number of our ordinary shares then outstanding. Any amendment, modification or rescission of this provision will require the affirmative vote of holders of at least two-thirds of our ordinary shares then outstanding.

Preference Shares

Our Board of Directors has the authority under our Articles of Association, without further action by our shareholders, to issue an unlimited number of preference shares in one or more classes or series and to determine the designations, number of shares of such class or series, voting powers, preferences, privileges and other rights, including dividend rights, conversion rights, redemption rights, liquidation preferences and other rights of priority and/or restrictions upon such shares, any or all of which may be greater than the rights of the ordinary shares. Subject to our Board of Director’s duty to act for a proper purpose, preference shares can be issued quickly with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult. In addition, the issuance of preference shares may have the effect of decreasing the market price of our ordinary shares and may adversely affect the voting and other rights of the holders of ordinary shares. No such preference shares have been issued to date, and we have no present plans to issue any such preference shares.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Listing

Our ordinary shares are traded on The NASDAQ Global Select Market, or NASDAQ, under the symbol “HLSS.”

Transferability of Shares

Our ordinary shares are freely transferrable, except in the very limited circumstances provided for under Cayman Islands law and our Articles of Association. Notwithstanding the foregoing, all transfers of our ordinary shares must comply with the rules and regulations of NASDAQ and any applicable securities laws.

Disclosure of Shareholder Ownership

There are no provisions in our Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase our share capital by such sum, to be divided into shares of such amount, as such resolution shall prescribe. An ordinary resolution is a resolution that must be approved by holders of a majority of outstanding voting shares to become effective. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

•	consolidate and divide all or any of our share capital into shares of larger amounts than our existing shares;

•	convert all or any of our paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

•

in many circumstances, subdivide our existing shares, or any of them, into shares of smaller amounts provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our authorized but unissued share capital and any capital redemption reserve fund in any manner authorized by law. A special resolution is a resolution that must be approved by holders of more than two-thirds of the outstanding voting shares to become effective; provided, however, a company’s articles of association may impose a higher threshold. Our Articles of Association require special resolutions to be approved by two-thirds of the outstanding voting shares.

Anti-Takeover Provisions in Our Articles of Association

Some provisions of our Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our Board of Directors to issue preference shares in one or more classes or series and to designate the number, price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by shareholders;

•	prohibit cumulative voting;

•	restrict the ability of shareholders to remove directors, except for cause;

•	do not permit shareholders to call meetings of shareholders; and

•	establish advance notice requirements for nominating Board of Directors’ nominees or for proposing matters that can be acted on by shareholders at annual shareholder meetings.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, LLC.

Differences in Corporate Law

The Companies Law is modeled after English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and Similar Arrangements

The Companies Law allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under Cayman Islands law requires the directors of the companies to enter into and to approve a written plan of merger or consolidation, which must also be authorized by each constituent company by a special resolution. The Companies Law also includes statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent 75% in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting or meetings convened for that purpose.

The convening and subsequent arrangement of the meetings must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted (within four months) by holders of not less than 90% of the shares affected, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, who would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company: a duty to act bona fide in the best interests of the company; a duty not to make a profit out of his position as director (unless the company permits him to do so); and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands.

Cayman Islands law does not prohibit directors from voting on corporate matters for which they have an interest if the interested director can maintain his or her fiduciary duties to the company. Under our Articles of Association, subject to any separate requirement for audit committee approval under the applicable rules of NASDAQ or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he or she is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the Board of Directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Pursuant to our Articles of Association, holders of our ordinary shares are prohibited from requesting a shareholders’ meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our Articles of Association require us to call such meetings at least once in each calendar year at such time and place as our directors appoint, provided that the period between the date of one annual general meeting and that of the next will not be longer than the period permitted by the rules and regulations applicable to the listing of the ordinary shares on NASDAQ.

Our Articles of Association provide for certain procedural restrictions on the business that may be transacted at any annual general meeting of the shareholders. In order to propose business to be transacted at an annual general meeting of the shareholders, a shareholder must have given timely notice in writing to the Company. To be timely, a shareholder’s notice must be received by the Company not less than 90 days prior to the anniversary of the date of the immediately preceding annual general meeting (but if the date of the forthcoming annual general meeting is more than 30 days before or after such anniversary date, such written notice must instead be received by the Company by the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date). Each such notice given by such shareholder must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the name and address of the shareholder who intends to propose such business;

•	a representation that the shareholder is a registered holder of shares entitled to vote at such meeting, and setting forth the class and number of shares so held (including shares held beneficially);

•	a representation that such shareholder intends to appear in person or by proxy as a registered holder of shares at the meeting to propose such business; and

•	any material interest of the shareholder in such business.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a Board of Directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands; however, our Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Under our Articles of Association, directors can be removed with cause by the vote of holders of a majority of our shares, cast at a general meeting, or by unanimous written resolution of all shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the Board of Directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s Board of Directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution and Winding Up

Under the Delaware General Corporation Law, unless the Board of Directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the Board of Directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with a dissolution initiated by the board. Under the Companies Law of the Cayman Islands and our Articles of Association, our company may be voluntarily dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or by the holders of at least one-half of our shares voting at a meeting if we are no longer able to pay our debts as they fall due or in each case by the unanimous written resolution of all shareholders. In addition, our company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company is wound up.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution, provided that if such variation has the effect of altering our Articles of Association, the variation will need to be approved in the manner described below under “—Amendment of Governing Documents.”

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Articles of Association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime or gross negligence or willful default. Our Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud, gross negligence or willful default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation. Our Articles of Association also provide that the Company may purchase and maintain insurance for the benefit of any director or officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be held liable in relation to the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of U.S. law.

Rights of Non-Resident or Foreign Shareholders

There are no limitations under Cayman Islands law nor are any limitations imposed by our Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records

Our shareholders will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our Articles of Association.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt securities, ordinary shares, preference shares, depositary shares or units. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement, to be entered into between us and a warrant agent specified in a prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the number and type of securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	any circumstances that will cause the warrants to be deemed to be automatically exercised; and

•	any other material terms of the warrants.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer depositary shares representing a fractional share or multiple shares of our ordinary shares or preference shares. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction of a share or multiple shares of a particular series of ordinary shares or preference shares as described in the applicable prospectus supplement. The ordinary shares or preference shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable ordinary shares, preference shares or fraction thereof represented by the depositary share, to all of the rights and preferences of the ordinary shares or preference shares represented thereby, including any dividend, voting, redemption, conversion or liquidation rights. For an additional description of our ordinary shares and preference shares, see the descriptions in this prospectus under the heading “Description of Share Capital — Ordinary Shares” and “Description of Share Capital — Preference Shares,” respectively.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. The particular terms of the depositary shares offered by any prospectus supplement will be described in the prospectus supplement, which will also include a discussion of certain Cayman Islands and U.S. federal income tax consequences. To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed to have been superseded by that prospectus supplement relating to such deposited shares. The forms of deposit agreement and depositary will be included as an exhibit to a report we file with the SEC incorporated by reference herein.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more constituent securities offered hereby. The applicable prospectus supplement will describe:

•	the terms of the units and of the constituent securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we may do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we may agree with the underwriters or agents. The distribution agreement will provide that any shares of our ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our ordinary shares to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may pledge or grant a security interest in some or all of our ordinary shares covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our or its obligations, the pledgees or secured parties may offer and sell our ordinary shares from time to time pursuant to this prospectus.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

LEGAL MATTERS

Kramer Levin Naftalis & Frankel LLP, New York, New York, will provide us with opinions relating to certain matters in connection with offerings under this prospectus from time to time. Walkers will provide us with opinions relating to matters concerning the law of the Cayman Islands in connection with offerings under this prospectus.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC’s website at http://www.sec.gov.

We also maintain a website that contains additional information about us at www.hlss.com. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus, other than documents filed with the SEC that we incorporate by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, whether filed before or after the effectiveness of the registration statement of which this prospectus is a part (but excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;

•

our Definitive Proxy Statement on Schedule 14A related to our 2013 Annual Meeting of Shareholders (only with respect to information contained in such Definitive Proxy Statement that is incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	Our Current Reports on Form 8-K filed with the SEC on January 15, 2013, January 23, 2013 and March 18, 2013; and

•	The description of our ordinary shares and the rights associated with our ordinary shares contained in our Registration Statement on Form 8-A, File No. 001-35431, filed on February 15, 2012.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site.

You may request a copy of these filings and any or all of the documents referred to above that have been incorporated by reference into this prospectus at no cost, by writing or telephoning us at the following address:

Home Loan Servicing Solutions, Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman KY1-9005

Cayman Islands

Telephone: (345) 945-3727

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

12,500,000 Ordinary Shares

PROSPECTUS SUPPLEMENT

June    , 2013

Wells Fargo Securities

Barclays

BofA Merrill Lynch

J.P. Morgan

Keefe, Bruyette & Woods

A Stifel Company

Piper Jaffray

Sterne Agee